Exhibit 99.1

One Horizon Group Names Brian Collins CEO

BAAR, Switzerland—(Marketwired – July 29, 2014) -- One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon" or the "Company"), which develops and licenses the world's most bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smart phones, today announced that the Company’s board of directors has elected Brian Collins, Founder and CTO as the Chief Executive Officer and President of the Company, effective July 28, 2014.  Mr. Collins will also act as the Chairman of the Board of the Company upon his appointment as the Chief Executive Officer of the Company.

"I am pleased to step into the group CEO position at One Horizon,” said Brian Collins, President and the CEO of One Horizon.  “We have made significant progress with our recent Nasdaq listing and in our commercialization efforts around the world. My focus will be to execute these agreements with our great customers and to ensure that our unique technology remains best in class and we continue to innovate and create new and exciting solutions for our customers past, present and future.  Additionally, I will continue to leverage both my engineering and commercial background while I tell the One Horizon story to the investment community.”

Mr. Collins has been CEO of the One Horizon subsidiary Abbey Technology since he founded it in 1999.  One Horizon acquired Abbey Technology in November 2010 and Mr. Collins was appointed Chief Technology Officer of the merged company.  Mr. Collins is the co-inventor of the Horizon Platform, and has over 20 years’ experience in the technology sector with a background in software engineering. Mr. Collins brings experience in founding and operating technology companies along with his extensive knowledge of software engineering.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Baar, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data applications including messaging and mobile advertising. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Ireland. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contacts:

MZ North America
Matthew Selinger, SVP
Tel: +1- 415-572-8152
Email: mselinger@mzgroup.us
www.mzgroup.us